Exhibit 10.2

AGREEMENT TO LEASE

This agreement, made this 28th day of April, 2003, between Pharmaxx Inc (hereinafter “Lessor”) and Amerikal Nutraceutical Corporation (hereinafter “Lessee”).

Lessor does hereby agree to grant, demise and let, and Lessee does hereby agree to take 3 rooms located at 17751 Mitchell Avenue, Irvine, CA 92614, with appurtenances, from the 1st day of May, 2003, at the rent or sum of $1,275.00 Dollars ($ One Thousand Two Hundred Seventy Five Only), to be paid as follows:  at the end of each month

It is further agreed by and between the parties that the Lessor shall Provide daily cleaning, removal of trash, 3 Internet Tl lines, Electricity, water, Heating, Aircondition and Signage space at the entrance of the building.

It is further agreed by and between the parties that the Lessee shall pay the monthly rent on timely manner at the end of each month.

It is further agreed that the lease herein provided for shall be executed by the parties hereto on the 28th day of April, 2003 It is further agreed that in the event that the lease herein provided for shall be executed, then and in such case the Lessor shall give, and the Lessee shall take, possession of said premises on the 1st day of May, 2003, and the rent to be reserved in the said agreement herein provided for shall commence and be payable from said last mentioned date.

It is further agreed that the lease shall contain the following provisions: The minimum lease of 12 months, after 12 months it will be on month to month basis.

It is further agreed that these presents shall operate only as an agreement to lease, and not as a lease.

IN WITNESS WHEREOF, the parties hereto do set their hands and seals.

Witnessed:

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
Witness	Landlord

/s/ [ILLEGIBLE]
Witness	Tenant